Exhibit 99.1

The Global Power Company	NEWS RELEASE
Media Contact: Robin Pence 703-682-6552
Investor Contact: Scott Cunningham 703-682-6336

AES AMENDS $650 MILLION CREDIT FACILITIES

Reduces Interest Rate on Term Loan and Revolving Credit Facility;

Extends Maturity Date of Revolving Credit Facility

ARLINGTON, VA., June 28, 2005 —  The AES Corporation (NYSE: AES) today announced it has amended its $650 million credit facilities to significantly reduce borrowing costs.

The interest rate on the $450 million revolving credit facility has been reduced to the London Interbank Offered Rate (LIBOR) plus 175 basis points. Previously, the rate was LIBOR plus 250 basis points. In addition, the revolving credit facility maturity date was extended from 2007 to 2010. The interest rate on the term loan facility also was reduced to LIBOR plus 175, from LIBOR plus 225, while its maturity in 2011 remains unchanged. At May 31, 2005, there were no borrowings under the $450 million revolving credit facility, but approximately $179 million was utilized for letters of credit supporting general business purposes, while the $200 million term loan was fully drawn. AES retains the right to prepay without penalty under these facilities at any time.

“This amendment demonstrates that the financial markets continue to recognize AES’s improving credit quality. It reflects the benefits of our deleveraging strategy and our improved financial performance,” said AES Executive Vice President and Chief Financial Officer, Barry Sharp.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Statements in this press release regarding AES Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Cautionary Statements and Risk Factors” in the Company’s 2004 Form 10-K.

About AES

AES is a leading global power company, with 2004 revenues of $9.5 billion. AES operates in 27 countries, generating 44,000 megawatts of electricity through 124 power facilities and delivers electricity through 15 distribution companies. Our 30,000 people are committed to operational excellence and meeting the world’s growing power needs. To learn more about AES, please visit www.aes.com or contact media relations at media@aes.com.

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